EXHIBIT 99.1

Press Release

American Industrial Partners to Acquire Rand Logistics, Inc.

Jersey City, NJ – November 21, 2017 -- Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand” and, together with its subsidiaries, the “Company”), a leading provider of bulk freight shipping services throughout the Great Lakes Region, announced today that American Industrial Partners (“AIP”) has agreed to acquire the Company.  AIP is a New York-based private equity firm with over $4.0 billion of assets under management that focuses on buying, improving and growing industrial businesses in the U.S. and Canada.

Under the terms of the agreement entered into between Lightship Capital LLC, an affiliate of AIP, and the Company, AIP has agreed to convert all of the Company’s second lien debt into 100% of the new common equity of the reorganized Company (subject to dilution by shares to be issued under a management incentive plan). The transaction will materially de-lever the Company’s balance sheet, eliminating approximately $90 million in outstanding debt and will also dramatically reduce annual interest expense. As a result of the AIP transaction, which will be effectuated through a pre-packaged plan of reorganization, Rand will enjoy its strongest financial position in recent years.  Rand’s business will continue uninterrupted pending completion of the transaction, the terms of which provide for payment in the ordinary course of all Company vendors and other unsecured creditors.

“We are pleased that we have reached an agreement, which will allow Rand to significantly reduce its debt burden and partner with a leading private equity firm,” commented Edward Levy, President and Chief Executive Officer of Rand. Mr. Levy added, “the transaction firmly addresses Rand’s recent balance sheet challenges and positions the Company for continued customer service and growth.”

“We are thrilled to partner with Rand and its leadership team to welcome a new beginning for a clear market leader in shipping and logistics on the Great Lakes,” said Jason Perri, a Partner of AIP. “Rand’s track record of reliability, safety and service in moving critical raw materials among world class customers between ports on the Great Lakes speaks for itself.  We are pleased to help Rand reduce its debt burden and restore its financial health for the benefit of all stakeholders, especially customers and employees, and look forward to working with Rand to continue to improve its operations and broaden its capabilities as a new platform for growth under our ownership.”

Akin Gump Strauss Hauer & Feld LLP represents the Company, and the Company is being advised by Stifel Financial and its subsidiary Miller Buckfire & Co., LLC.  White & Case LLP represents AIP, and AIP is being advised by Houlihan Lokey Capital, Inc.

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of three conventional bulk carriers and twelve self-unloading bulk carriers including three tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

About American Industrial Partners

American Industrial Partners is an operationally oriented private equity firm that makes control investments in industrial businesses serving domestic and global markets. The firm has deep roots in the industrial economy and has been active in private equity investing since 1989. To date, AIP has completed over 70 transactions and currently has $4.1 billion of assets under management on behalf of leading pension, endowment and financial institutions. For more information on AIP, visit www.americanindustrial.com.

Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to certain future events and Rand’s operations, performance and financial condition. Forward-looking statements are made only as of the date of this press release. Forward-looking statements include, but are not limited to: Rand’s future operating or financial results; Rand’s anticipated plans, goals or objectives of our management for operations and services including future cost reduction initiatives; Rand’s anticipated financial position and liquidity, including Rand's ability to regain or remain in compliance with its debt covenants and consummate a recapitalization transaction, acquisition and divestiture opportunities, regulatory and competitive outlook, investment and expenditure plans, investment results, strategic alternatives, business strategies, and other similar statements of expectations or objectives; and Rand’s outlook and financial and other guidance. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and Rand Logistics Fiscal Year 2018 Q2 Financial Results cash flows, could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, the effect of any economic downturn in certain of our markets; the weather conditions on the Great Lakes; our ability to maintain and replace our vessels as they age; changes in customer demand; changes in shipping regulations; fluctuations in currencies and interest rates; changes in fuel price and fuel surcharges; adequacy of capital resources, including the ability to refinance or obtain financing in the future; expectations of vessels’ useful lives and the estimated obligations, and the timing thereof, relating to vessel repair or maintenance work; expected capital spending or operating expenses, including dry-docking and insurance costs; the ability to comply with or regain compliance with applicable regulations, Nasdaq listing requirements, and our debt covenants, including our ability to consummate a recapitalization transaction; changes in laws, regulations or tax rates, or the outcome of pending legislative or regulatory initiatives; and potential liability from pending or future litigation.

www.randlogisticsinc.com

The risks included are not exhaustive. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on July 6, 2017 and in Rand’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2017.

CONTACT:

Rand Logistics, Inc.

Corporate Communications:

Annemarie Dobler

(212) 863-9429

annemarie.dobler@randlog.com

www.randlogisticsinc.com